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                                                                    EXHIBIT 21.1

                     INFORMATION MANAGEMENT RESOURCES, INC.


                              LIST OF SUBSIDIARIES


     The subsidiaries of the Registrant are as follows:

Information Management Resources (India) Limited       Organized in India
Information Management Resources (U.K.) Limited        Organized in the United Kingdom
The Link Group Holdings Limited                        Organized in the United Kingdom
Information Management Resources UK
  Holding Company Limited                              Organized in the United Kingdom
Movietone, Ltd.                                        Organized in India
Information Management Resources IOR, Ltd.             Organized in Mauritius
Information Management Resources Canada Ltd.           Organized in Canada

     Each company does business in the name listed above.